Exhibit 99.1

AND TRUST FINANCIAL CORP.

News Release

For Immediate Release

Contact:

C. Harril Whitehurst, Jr.

Senior Vice President and CFO

804-897-3900

hwhitehurst@villagebank.com

VILLAGE BANK AND TRUST FINANCIAL CORP.

REPORTS RESULTS

FOR THE THIRD QUARTER OF 2009

Midlothian, Virginia, November 9, 2009. Village Bank and Trust Financial Corp. (the “Company”) (NASDAQ symbol: VBFC), parent company of Village Bank (the “Bank”), reported today its financial results for the third quarter of 2009. For the three months ended September 30, 2009, the Company had a net loss of $(2,771,000) and a net loss available to common shareholders of $(2,956,000), or $(0.70) per fully diluted share, compared to net income of $219,000 or $0.08 per fully diluted share for the same period in 2008. The net loss for the first nine months of 2009 amounted to $(4,628,000) and the net loss available to common shareholders was $(4,937,000), or $(1.17) per fully diluted share, compared to earnings of $491,000 or $0.19 per fully diluted share for the same period in 2008. These results represent declines of 15.4% and 38.3% in earnings for the three and nine month periods ended September 30, 2009 when compared with the same periods in 2008.

Third Quarter 2009 Highlights

➢

Continuing impact on earnings from deteriorating asset quality. We recorded a provision for loan losses of $6,000,000 for the third quarter of 2009 bringing the total provision recorded for the first nine months of 2009 to $10,200,000. This compares to provisions of $515,000 and $1,262,000 for the same periods in 2008. In addition, expenses and write-downs related to foreclosed assets amounted to $112,000 for the third quarter of 2009 and $1,057,000 for the nine months ended September 30, 2009.

➢

Pre-tax, pre-provision earnings substantially improved in the third quarter of 2009. Pre-tax, pre-provision earnings amounted to $1,802,000 for the third quarter of 2009, an increase of $1,402,000 or 350% compared to the $400,000 for the second quarter of 2009, and an increase of $956,000 or 113% compared to the $846,000 for the third quarter of 2008.

➢	Nonperforming assets, consisting of nonaccrual loans and foreclosed real estate, increased from $23,421,000 at June 30, 2009 to $33,165,000 at September 30, 2009, an increase of $9,744,000 or 42%.

➢	The net interest margin (adjusted for the reversal of interest on nonaccrual loans) improved to 3.32% from 3.27% at June 30, 2009.

➢	The efficiency ratio improved to 73% in the third quarter compared to 81% in both the second quarter of 2009 and the same quarter in 2008.

➢	The Company and the Bank remained well capitalized at September 30, 2009.

Thomas W. Winfree, President and Chief Executive Officer, commented, “Asset quality continues to be our primary concern. We have recorded provisions for loan losses of unprecedented amounts, $6 million in the third quarter alone. While we are expending considerable effort in managing our nonperforming assets, we are not neglecting the core earnings of the Company. The significant improvement in pre-tax, pre-provision earnings and the efficiency ratio in the third quarter compared to the second quarter of 2009 and the same quarter in 2008 reflects our hard work at improving our net interest margin, primarily through reducing our cost of funds, as well as reducing overhead. Additionally, I continue to be gratified that our mortgage company is performing well and contributing significantly to our earnings. Most importantly, remaining well capitalized in the face of record provisions for loan losses is an important accomplishment.”

Net Interest Income and Net Interest Margin

Net interest income for the three months ended September 30, 2009 was $4,325,000, an increase of $1,229,000, or 40%, over net interest income of $3,096,000 for the same period in 2008. Net interest income for the nine months ended September 30, 2009 was $12,399,000, an increase of $3,330,000, or 37%, over $9,069,000 in net interest income for the same period in 2008. These increases in net interest income are primarily attributable to the merger with River City Bank that was effective October 1, 2008.

In the last quarter of 2008, our net interest margin (adjusted for the effect of interest on nonaccrual loans) declined to 3.14% from 3.39% for the prior quarter. Our margin in the fourth quarter of 2008 was negatively impacted by the merger with River City Bank. However, the net interest margin (adjusted for the affect of interest on nonaccrual loans) has increased in every quarter of 2009 as our cost of funds has decreased in response to the overall decline in interest rates and we have been successful in adding interest rate floors to loans acquired in the merger with River City Bank. Our net interest margin over the last several quarters is provided in the following table:

		Adjusted
		for Interest
		On Non-
Quarter Ended	Actual	Accrual Loans

September 30, 2008	3.35%	3.39%
December 31, 2008	3.10%	3.14%
March 31, 2009	3.04%	3.17%
June 30, 2009	3.17%	3.27%
September 30, 2009	3.14%	3.32%

Asset Quality and Provision for Loan Losses

Provisions for loan losses amounted to $6,000,000 for the three months ended September 30, 2009 compared to $515,000 for the same period in 2008. Provisions for loan losses for the nine months ended September 30, 2009 were $10,200,000 compared to $1,262,000 for the same period in 2008. The increases in the provisions for loan losses in 2009 when compared to 2008 reflect a higher level of problem loans, management’s concern about the uncertainty in the economy, and the current nationwide credit crisis.

Nonperforming assets consisting of nonaccrual loans and other real estate owned consisted of the following at the indicated dates (dollars in thousands):

	September 30,		June 30,	March 31,	December 31,
	2009		2009	2009	2008

Nonaccrual loans
Number	117		96	49	36
Amount	$21,916		$18,795	$13,369	$ 8,528
Other real estate owned	11,249		4,626	3,967	2,932

	$33,165	$	$ 23,421	$17,336	$ 11,460

Percentage of total assets	5.35%		3.94%	2.99%	2.00%

The increase in nonperforming assets in 2009 reflects the continuing economic stress on our lending relationships.  To address the asset quality deterioration, in early 2009 additional resources were allocated to bolster collections, workouts and the disposition of nonperforming assets, and those resources were further augmented by the hiring of a Special Assets Officer in the third quarter.  Notwithstanding these actions, if the economy continues to be depressed at the levels we have experienced in the latter part of 2008 and into 2009, nonperforming assets may increase in the future.

In addition to the nonperforming assets at September 30, 2009, there were fifteen loans past due 90 days or more and still accruing interest totaling $1,661,000, down significantly from forty-three loans totaling $6,197,000 at December 31, 2008. We believe that these assets are adequately collateralized and are currently recorded at realistically recoverable values. However, economic circumstances related to specific credit relationships are changing, which may impact our assessments of collectibility.

The following table reflects details related to asset quality and allowance for loan losses of Village Bank (dollars in thousands):

	Sept. 30,	Dec. 31,		Sept. 30,
	2009	2008		2008

Loans 90+ days past due	$1,661	$6,197	$	,522

Nonaccrual loans	$21,916	$8,528		$5,041

Other real estate owned	$11,249	$2,932		$1,607

Allowance for loan losses
Beginning balance	$9,618	$3,853		$3,499
Provision for loan losses	6,000	744		515
River City Bank acquisition	-	2,404		-
Charge-offs	6,091)	1,337)		(163)
Recoveries	-	395		2
Ending balance	$9,527	$6,059		$3,853

Ratios
Allowance for loan losses to
Loans, net of unearned income	2.02%	1.29%		1.13%
Nonaccrual loans	43.47%	71.05%		76.43%
Nonperforming assets to total assets	5.35%	2.00%		1.65%

Noninterest Income

Noninterest income increased significantly from $1,298,000 for the three months ended September 30, 2008 to $2,394,000 for the same period in 2009, an increase of $1,096,000, or 84%. This increase in noninterest income is a result of higher gains on loan sales and fees from increased loan production by our mortgage banking subsidiary as well as higher service charges and fees from our branch network. Our mortgage banking subsidiary has experienced a significant increase in loan production as a result of low mortgage interest rates. In addition, the merger with River City Bank in the fourth quarter of 2008 added four branches to our branch network.

Noninterest Expense

Noninterest expense increased by $1,369,000 from the third quarter of 2008 to the third quarter of 2009. This increase was primarily due to the acquisition of River City Bank whose operations were combined with the Bank’s on October 1, 2008. The more significant increases in noninterest expense resulting from the merger occurred in salaries and benefits of $851,000, occupancy costs of $67,000, and equipment and data processing costs of $75,000. In addition, the insurance assessment from the FDIC increased by $156,000.

Even though our total noninterest expense increased from the third quarter of 2008 to the third quarter of 2009, we improved our efficiency ratio from 80.74% for the third quarter of 2008 to 73.18% for the third quarter of 2009. This improvement in the efficiency ratio is a result of expense reductions achieved in combining the operations of River City Bank with Village Bank as well as expense reductions made by management in reaction to the depressed earnings in 2009.

Consolidated Assets

Total assets increased by $47,598,000, or 8%, to $620,006,000 at September 30, 2009 from $572,408,000 at December 31, 2008. This increase in total assets was primarily attributable to increases in liquid assets (cash and due from, federal funds sold and investment securities available for sale) of $33,998,000 and other real estate owned of $8,317,000. The increase in liquidity resulted from an increase in deposits (discussed following) and provides us with substantial liquidity at September 30, 2009.

Deposits and Other Borrowings

The increase in assets was funded primarily by an increase in deposits of $41,857,000, or 9%, from $466,232,000 at December 31, 2008 to $507,819,000 at September 30, 2009. Lower cost checking, money market and savings accounts increased by $109,398,000 while higher cost time deposits declined by $67,811,000. As a result, the cost of our interest bearing deposits declined to 3.03% for the third quarter of 2009 compared to 4.00% for the fourth quarter of 2008.

Advances from the Federal Home Loan Bank increased by $4,000,000 and other borrowings decreased by $7,488,000 during the nine months ended September 30, 2009, thereby decreasing our borrowings (including trust preferred securities) to $54,239,000 at September 31, 2009 from $57,727,000 at December 31, 2008. The cost of borrowings remained relatively stable at 4.13% for the third quarter of 2009 compared to 4.05% for the fourth quarter of 2008.

Equity

Consolidated stockholders’ equity totaled $56,362,000 at September 30, 2009, which represented a book value of $9.83 per common share. At September 30, 2009, the

Company and its subsidiary bank were classified as well-capitalized for regulatory capital purposes.

About Village Bank and Trust Financial Corp.

Village Bank and Trust Financial Corp. was organized under the laws of the Commonwealth of Virginia as a bank holding company whose activities consist of investment in its wholly-owned subsidiary, Village Bank. Village Bank is a full-service Virginia-chartered community bank headquartered in Midlothian, Virginia with deposits insured by the Federal Deposit Insurance Corporation.  The Bank has fourteen branch offices. Village Bank and its wholly-owned subsidiaries, Village Bank Mortgage Corporation, Village Insurance Agency, Inc., and Village Financial Services Corporation, offer a complete range of financial products and services, including commercial loans, consumer credit, mortgage lending, checking and savings accounts, certificates of deposit, and 24-hour banking.

Non-GAAP Financial Measures

This report refers to the net interest margin and the net interest margin adjusted for the effect of interest on nonaccrual loans. The net interest margin is calculated by dividing net interest income by total average earning assets. We have also provided the net interest margin after removing the effect (either positive or negative) of interest on nonaccrual loans. When loans are placed in non-accrual status, previously accrued and unpaid interest is reversed against interest income in the current period and interest is subsequently recognized only to the extent cash is received. Interest accruals are resumed on such loans only when in the judgment of management, the loans are estimated to be fully collectible as to both principal and interest. We also refer to the efficiency ratio in this report which is computed by dividing noninterest expense by the sum of net interest income and noninterest income. Such information is not in accordance with accounting principles generally accepted in the United States (GAAP), and should not be construed as such. These are non-GAAP financial measures that we believe are common financial measures used by the financial services industry and provide investors with important information regarding our financial performance.

Pre-tax, pre-provision earnings, which adds back tax expense and the provision for loan losses to net income, is provided to demonstrate a more representative comparison of operational performance without the volatility credit quality that is typically present in times of economic stress such as the financial industry is currently experiencing. We believe that such financial information is meaningful to the reader in understanding operating performance but caution that such information should not be viewed as a substitute for GAAP.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about (i) the Company’s plans, objectives, expectations and intentions and other statements contained in this release that are not historical facts; and (ii) other statements identified by words such as “expects” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “targets,” “projects,” or words of similar meaning generally intended to identify forward-looking statements. These forward-looking statements are based on the current beliefs and expectations of the Company’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond management’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) adverse governmental or regulatory policies may be enacted; (2) the interest rate environment may compress margins and adversely affect net interest income; (3) results may be adversely affected by continued diversification of assets and adverse changes to credit quality; (4) competition from other financial services companies in the Company’s markets could adversely affect operations; (5) a continuance of the current economic slowdown could adversely affect credit quality and loan originations; and (6) social and political conditions such as war, political unrest and terrorism or natural disasters could have unpredictable negative effects on our businesses and the economy. Additional factors, that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s reports (such as our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Securities and Exchange Commission and available on the SEC’s Web site www.sec.gov.

Financial Highlights
(Dollars in thousands, except per share amounts)

	September 30,	December 31,	September 30,
	2009	2008	2008
	(Unaudited)		(Unaudited)
Balance Sheet Data
Total assets	$620,006	$572,408	$418,625
Investment securities	46,048	24,301	5,036
Loans held for sale	7,087	4,326	3,403
Loans, net	462,093	464,663	338,096
Deposits	507,819	466,232	338,680
Borrowings	49,261	57,727	49,261
Stockholders' equity	56,362	46,163	28,154
Book value per share	$9.83	$10.91	$10.50
Total shares outstanding	4,230,628	4,229,372	2,682,148

Asset Quality Ratios
Allowance for loan losses to
Loans, net of unearned income	2.02%	1.29%	1.13%
Nonaccrual loans	50.69%	71.05%	76.43%
Nonperforming assets to total assets	3.78%	2.00%	1.65%

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
Selected Operating Data
Interest income	$8,334	$6,725	$25,115	$20,353
Interest expense	4,009	3,629	12,716	11,284
Net interest income before
provision for loan losses	4,325	3,096	12,399	9,069
Provision for loan losses	6,000	515	10,200	1,262
Noninterest income	2,394	1,298	5,877	2,945
Noninterest expense	4,917	3,547	15,088	10,008
Income tax expense (benefit)	(1,427)	113	(2,384)	253
Net income (loss)	(2,771)	219	(4,628)	491
Net income (loss) available to
common shareholders	(2,956)	219	(4,937)	491
Income per share
Basic	$(0.70)	$0.08	$(1.17)	$0.19
Diluted	$(0.70)	$0.08	$(1.17)	$0.19

Performance Ratios
Return on average assets	(1.80)%	0.21%	(1.04)%	0.16%
Return on average equity	(18.55)%	3.09%	(11.42)%	2.37%
Net interest margin	3.14%	3.32%	3.12%	3.31%
Efficiency	73.18%	80.74%	82.55%	83.30%

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